Home Equity Loan-Backed Term Notes, GMACM Series 2001-HLTV1
Payment Date	02/25/2002

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	233,362,316.09	19,541,452.04
Beginning PFA	0.00	0.00
Ending Pool Balance	226,432,075.89	18,877,278.74
Ending PFA Balance	-	-
Principal Collections	6,040,149.40	664,173.30
Principal Draws	-	-
Net Principal Collections	6,040,149.40	664,173.30
Active Loan Count	5,963	252

Interest Collections	2,737,735.56	218,353.39

Weighted Average Net Loan Rate	15.05000%	14.91000%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-I-1	8,788,720.12	1,946,658.04	0.0340527	6,842,062.08	14,379.32	0.00	0.0065	1.900%
Class A-I-2	26,379,000.00	26,379,000.00	1.0000000	0.00	132,774.30	0.00	0.0879	6.040%
Class A-I-3	41,965,000.00	41,965,000.00	1.0000000	0.00	219,267.13	0.00	0.1399	6.270%
Class A-I-4	17,163,000.00	17,163,000.00	1.0000000	0.00	92,108.10	0.00	0.0572	6.440%
Class A-I-5	30,678,000.00	30,678,000.00	1.0000000	0.00	169,495.95	0.00	0.1023	6.630%
Class A-I-6	42,404,000.00	42,404,000.00	1.0000000	0.00	243,823.00	0.00	0.1413	6.900%
Class A-I-7	59,245,000.00	59,245,000.00	1.0000000	0.00	355,963.71	0.00	0.1975	7.210%
Class A-II	18,781,048.01	18,028,696.59	0.7211479	752,351.42	108,773.57	0.00	0.0601	6.950%

Certificates	-	-	-	-	650,531.12	-	-	-

Beginning Overcollateralization Amount	7,500,000.00
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	7,500,000.00
Overcollateralization Target Amount	7,500,000.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
Group 1	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	2,860,328.67		77	1.26%
Delinquent Loans (60 Days)*	939,253.67		28	0.41%
Delinquent Loans (90+ Days)*	2,733,719.75		71	1.21%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy

			Number	Percent
Group 2	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	164,696.23		3	0.87%
Delinquent Loans (60 Days)*	211,674.91		3	1.12%
Delinquent Loans (90+ Days)*	124,562.54		1	0.66%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	2,587,020.83
Current Month Loss Amount	890,090.80
Current Month Principal Recovery	4,762.59
Net Ending Loss Amount	3,472,349.04	0.01

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Ending CIA Balance Transferred to Seller	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Ending PreFunding Account Balance to Notes	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Current Month Repurchases Units	0
Current Month Repurchases ($)	0